SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): January 11, 2018

OMNOVA SOLUTIONS INC.
(Exact Name of Registrant as Specified in its Charter)

Ohio	001-15147	34-1897652
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

	25435 Harvard Road, Beachwood, Ohio	44122-6201
	(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (216) 682-7000
Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

¨	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

¨	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

¨	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

¨	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

In connection with its ongoing “One OMNOVA” program to accelerate its specialization strategy by reducing complexity and driving consistency across its global enterprise, on January 11, 2018, OMNOVA Solutions Inc. (the “Company”) informed Mr. Jay T. Austin, a named executive officer in the Company's 2017 proxy statement, that the position of Senior Vice President, Global Operations and Supply Chain has been eliminated. Mr. Austin’s separation constitutes an "Involuntary Separation from Service" under the terms of the Company's Corporate Officers' Severance Plan (the "Plan"), in which Mr. Austin is a participant. Under the Plan, Mr. Austin will be entitled to receive: (1) twelve months of salary continuation, (2) twelve months of continued health and life insurance benefits at no cost, (3) reimbursement for reasonable executive outplacement assistance for up to twelve months, and (4) benefits that have already been accrued for Mr. Austin under the Company's various incentive, benefit, and retirement plans. In addition to the benefits available under the Plan, Mr. Austin’s outstanding time-based equity grants will be accelerated in accordance with the terms and conditions of the applicable equity award agreements and plans, and he will receive assistance in offsetting the cost of continuing his medical benefits under COBRA once health insurance continuation under the Plan expires. Mr. Austin’s receipt of these benefits is conditioned upon his delivering to the Company a complete release of claims (to the extent permitted by law) and his agreement to confidentiality, non-solicitation, and other customary covenants.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OMNOVA SOLUTIONS INC.

By:	/s/ Frank P. Esposito
Name:	Frank P. Esposito
Title:	Assistant General Counsel & Corporate Secretary
Date:	January 12, 2018